CENTRAL COAST BANCORP

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

CENTRAL COAST BANCORP ANNOUNCES RECORD QUARTERLY EARNINGS

Salinas, California – April 21, 2003. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record quarterly net income of $2,969,000 for the first quarter of 2003. Net income increased 8.5% over the $2,736,000 reported in the first quarter of 2002. Diluted earnings per share for the first quarter of 2003 increased 11.5% to $0.29 from $0.26 in the prior year period. All earnings per share and share data for the 2002 quarter have been adjusted for the 10% stock dividend distributed in February 2003.

The annualized return on average equity (ROAE) and a return on average assets (ROAA) were 15.1% and 1.33%, as compared to 16.4% and 1.37% for the same period in 2002.

During the first quarter of 2003, the Company experienced modest growth, as total assets increased $15,534,000 (1.7%) to $934,666,000 from the 2002 year-end balance. On a year-over-year basis total assets increased $98,598,000 (11.8%) from the $836,068,000 balance at March 31, 2002. At the end of the first quarter of 2003, total loans were $718,663,000, a decrease of $26,690,000 (3.6%) from year-end, but an increase of $99,083,000 (16.0%) on a year-over-year basis. Deposits increased $14,259,000 (1.7%) in the first quarter of 2003 to $840,761,000 from the 2002 year end balance. The increase in deposits includes an $8,000,000 State of California certificate of deposit, which was originated in January 2003. Deposits increased $86,403,000 (11.5%) on a year-over-year basis from March 31, 2002 to March 31, 2003.

“Considering the continuing challenging economic climate, we are very pleased with the Company’s operating results for the first quarter,” stated Nick Ventimiglia, Chairman and CEO. “Our record quarterly earnings are the result of building on the momentum we generated last year. We opened a branch in downtown Monterey this January and our Gilroy branch, which opened last April, has generated over $21 million in loans and $12.0 million in deposits. We will continue to look for opportunities to expand our banking franchise.”

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are discussed below on a fully taxable equivalent basis. These items have been adjusted to give effect to $281,000 in taxable equivalent interest income on tax-free investments in both of the three-month periods ending March 31, 2003 and 2002. Net interest income for the first quarter of 2003 was $9,419,000, an increase of $856,000 (10.0%) from the first quarter of 2002. Interest income for the first quarter of 2003 was $12,207,000, an increase of $300,000 (2.5%) from the first quarter of 2002. Average earning assets in the first quarter of 2003 increased $90,173,000 (12.0%) over the prior year period. This increase in volume of earning assets added $1,574,000 to interest income. However, the interest income from the higher volume was largely offset by the effect of a 56 basis point reduction from the 6.58% average yield received on earning assets in the first quarter of 2002 versus a 6.02% yield received in the first quarter of 2003. The lower yield resulted in a decrease in interest income of $1,274,000.

The negative effect on net interest income caused by the lower yields in the first quarter of 2003 was offset by the effect of the decreases in rates paid on the interest bearing liabilities. Interest expense decreased $557,000 (15.4%) in the first quarter of 2003 as the average rate paid on the interest bearing liabilities declined 65 basis points to 2.04% as compared to 2.69% in the year earlier period. The decrease in rates reduced interest expense by $891,000. Average balances of interest-bearing liabilities in the first quarter of 2003 increased by $64,660,000 (11.8%) over the prior year period, which added $334,000 to interest expense.

The net interest margin for the first quarter of 2003 was 4.54% as compared to 4.75% for the fourth quarter of 2002 and 4.62% in the first quarter of 2002. The decrease from year-end 2002 reflects the effect of the 50 basis point prime rate change on the asset yields in the fourth quarter 2002. If the interest rates remain at current levels, we would expect the net interest margin to improve slightly during the second quarter.

The Bank did not make any provision for loan losses in the first quarter of 2003 and provided $223,000 in the first quarter of 2002. At March 31, 2003, nonperforming and restructured loans totaled $4,052,000 as compared to $1,808,000 at December 31, 2002 and $2,268,000 at March 31, 2002. The ratios of the allowance for loan losses to nonperforming loans were 378% at March 31, 2003, 843% at December 31, 2002 and 535% at March 31, 2002. The ratio of the allowance for loan losses to total loans was 2.13% at March 31, 2003, 2.04% at December 31, 2002 and 1.96% at March 31, 2002. On April 11, 2003, the Company filed a Form 8-K with the SEC that disclosed the impairment of a $4.4 million loan identified subsequent to quarter-end. This loan may require a charge to the allowance for loan losses depending upon the outcome of the matters discussed in the Form 8-K filing.

Noninterest income was up $247,000 (32.2%) in the first quarter of 2003 versus the first quarter of 2002. In general, the increase was due to higher volumes in service charges on deposit accounts and almost a doubling of mortgage brokerage fees as a result of the high level of home refinancing.

Noninterest expenses increased $1,000,000 (21.8%) to a total of $5,585,000 in the first quarter of 2003 versus first quarter 2002. Costs were up in all categories of noninterest expenses. The first quarter of 2003 includes costs for the new Gilroy and Monterey Main branches, which were not open in the first quarter of 2002. The efficiency ratio for the periods ended March 31, 2003 and 2002 was 53.5% and 49.1%, respectively.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com. Copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto are available free of charge on the website as soon as they are published by the SEC through a link to the Edgar reporting system maintained by the SEC. Simply select the “Central Coast Bancorp” menu item, then click on the “Central Coast Bancorp SEC Filings” link.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

301 Main Street, Salinas, California 93901

CENTRAL COAST BANCORP

CONSOLIDATED CONDENSED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except share and per share data)

Three Months Ended March 31,

Statement of Income Data	2003	2002

Interest income
Loans (including fees)	$ 10,982	$ 10,092
Investment securities	1,153	1,746
Other	72	69

Total interest income	12,207	11,907

Interest expense
Interest on deposits	2,957	3,533
Other	111	92

Total interest expense	3,068	3,625

Net interest income	9,139	8,282
Provision for loan losses	--	223

Net interest income after
provision for loan losses	9,139	8,059
Noninterest income
Service charges on deposits	687	502
Other	327	265

Total noninterest income	1,014	767
Noninterest expenses
Salaries and benefits	3,347	2,751
Occupancy	597	421
Furniture and equipment	464	424
Other	1,177	989

Total noninterest expenses	5,585	4,585

Income before provision for income taxes	4,568	4,241
Provision for income taxes	1,599	1,505

Net income	$ 2,969	$ 2,736

Common Share Data (adjusted for 10% stock dividend distributed on February 28, 2003)

Earnings per share
Basic	$ 0.30	$ 0.27
Diluted	$ 0.29	$ 0.26
Weighted average shares outstanding	9,917,000	9,873,000
Weighted average shares outstanding - diluted	10,363,000	10,329,000
Book value per share	$ 8.19	$ 6.91
Tangible book value	$ 8.17	$ 6.86
Shares outstanding	9,917,000	9,891,000

CENTRAL COAST BANCORP

CONSOLIDATED CONDENSED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

	Mar. 31,	Dec. 31,	Mar. 31,
Balance Sheet Data	2003	2002	2002

Assets
Cash and due from banks	$ 48,108	$ 63,915	$ 45,710
Federal funds sold	72,000	2,700	34,821
Available-for-sale securities - at fair value	96,241	107,323	132,652
Loans:
Commercial	213,488	224,840	175,031
Real estate-construction	57,704	74,214	90,612
Real estate-other	435,645	433,921	340,148
Consumer	12,822	13,414	14,875
Deferred loan fees, net	(996)	(1,036)	(1,086)

Total loans	718,663	745,353	619,580
Allowance for loan losses	(15,304)	(15,235)	(12,144)

Net loans	703,359	730,118	607,436
Premises and equipment, net	3,075	2,959	2,860
Accrued interest receivable and other assets	11,883	12,117	12,589

Total assets	$ 934,666	$ 919,132	$ 836,068

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$ 214,249	$ 261,242	$ 198,983
Demand, interest bearing	125,679	127,692	124,633
Savings	208,113	181,089	150,096
Time	292,720	256,479	280,646

Total Deposits	840,761	826,502	754,358
Accrued interest payable and other liabilities	12,650	14,554	13,405
Shareholders' equity	81,255	78,076	68,305

Total liabilities and shareholders' equity	$ 934,666	$ 919,132	$ 836,068

Asset Quality

Loans past due 90 days or more and accruing interest	$ 38	$ 5	$ 94
Nonaccrual loans	3,102	870	1,223
Restructured loans	912	933	951
Other real estate owned	--	--	--

Total nonperforming assets	$ 4,052	$ 1,808	$ 2,268

Allowance for loan losses to total loans	2.13%	2.04%	1.96%
Allowance for loan losses to NPL's	378%	843%	535%
Allowance for loan losses to NPA's	378%	843%	535%
Regulatory Capital and Ratios

Tier 1 capital	$79,408	$76,374	$68,135
Total capital	89,209	86,334	76,794
Tier 1 capital ratio	10.2%	9.7%	9.9%
Total risk based capital ratio	11.5%	10.9%	11.1%
Tier 1 leverage ratio	8.8%	8.6%	8.4%

CENTRAL COAST BANCORP

CONSOLIDATED CONDENSED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

Three Months Ended March 31,

Selected Financial Ratios	2003	2002

Return on average total assets	1.33%	1.37%
Return on average equity	15.11%	16.41%
Net interest margin (tax equivalent basis)	4.54%	4.62%
Efficiency ratio (tax equivalent basis)	53.53%	49.14%
Selected Average Balances

Loans	$711,125	$594,056
Taxable investments	56,599	90,040
Tax-exempt investments	49,491	49,616
Federal funds sold	24,544	17,874

Total earning assets	$841,759	$751,586

Total assets	$904,755	$811,765

Demand deposits - interest bearing	$115,663	$111,617
Savings	207,022	138,942
Time deposits	279,306	288,902
Other borrowings	8,869	6,739

Total interest bearing liabilities	$610,860	$546,200

Demand deposits - noninterest bearing	$208,550	$192,027

Equity	$ 79,695	$ 67,600